Exhibit 10.1

FIFTH AMENDMENT TO TERM LOAN AND SECURITY AGREEMENT AND FORBEARANCE AGREEMENT

THIS FIFTH AMENDMENT TO TERM LOAN AND SECURITY AGREEMENT AND FORBEARANCE AGREEMENT (this “Amendment”) is entered into as of April 6, 2015, but effective for all purposes as of March 31, 2015 (the “Fifth Amendment Effective Date”), among INTEGRATED DRILLING EQUIPMENT HOLDINGS CORP. (formerly known as Empeiria Acquisition Corp., “IDE Holdings Corp.”), INTEGRATED DRILLING EQUIPMENT, LLC, a Delaware limited liability company (“IDE”), and INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC, a Delaware limited liability company (“Holdings LLC”; IDE Holdings Corp., IDE and Holdings LLC are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), the lenders which are a party hereto (collectively, the “Lenders” and individually a “Lender”) and ELM PARK CAPITAL MANAGEMENT, LLC, a Delaware limited liability company (“Elm Park Capital Management”), as agent for Lenders (Elm Park Capital Management, in such capacity, the “Agent”). Capitalized terms used but not defined in this Amendment shall have the meanings given them in the Term Loan and Security Agreement (defined below).

RECITALS

A. Borrowers, Agent and the Lenders are parties to that certain Term Loan and Security Agreement, dated as of December 14, 2012 (as amended by the First Amendment to Term Loan and Security Agreement dated April 9, 2013, the Second Amendment to Term Loan and Security Agreement dated October 17, 2013, the Third Amendment to Term Loan and Security Agreement dated March 31, 2014, and the Fourth Amendment to Term Loan and Security Agreement and Forbearance Agreement dated December 31, 2014 (the “Fourth Amendment”) and as further amended, restated, joined, extended, supplemented or otherwise modified from time to time, the “Term Loan and Security Agreement”).

B. Under the terms of the Fourth Amendment, the “Forbearance Period” (as defined in the Fourth Amendment) is scheduled to expire at 5:00 pm Houston time on March 31, 2015.

C. Certain Events of Default under Section 10.5 of the Term Loan and Security Agreement have occurred and are continuing as a result of (i) Borrowers’ failure to comply with the minimum Fixed Charge Coverage Ratio set forth in Section 6.5(b) for each of June, July, August, September and October of 2014, (ii) the incurrence of debt under the Stephen Cope Notes (as defined below) and the making of any payments in respect of the Stephen Cope Notes (as defined below), all of which actions are prohibited under Section 7.8 (Indebtedness) of the Term Loan and Security Agreement, and (iii) the failure to make any payments when due in respect of the Stephen Cope Notes, which would constitute a failure to pay Material Indebtedness pursuant to Section 10.12(c) of the Term Loan and Security Agreement (collectively, the “Existing Defaults”).

D. Borrowers, Agent, and Lenders are willing to agree to, subject to the terms and conditions of this Amendment, (i) provide that Agent and Lenders continue to forbear from the exercise of certain remedies under the Term Loan and Security Agreement with respect to the Existing Defaults and Possible Financial Defaults (as defined below), and (ii) make certain other amendments to the Term Loan and Security Agreement.

AGREEMENTS

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the undersigned hereby agree as follows:

Article I

DEFINITIONS

1.01 The recitals set forth above are incorporated herein by reference.

1.02 Capitalized terms used in this Amendment are defined in the Term Loan and Security Agreement, unless otherwise stated herein.

1.03 All provisions of the Term Loan and Security Agreement that are not amended under this Amendment shall remain in full force and effect.

ARTICLE II

Amendments to Term Loan and Security Agreement

2.01 Section 6.5(e) (Financial Covenants; Capital Expenditures) of the Term Loan and Security Agreement is deleted in its entirety and replaced with the following:

“Section 6.5(e) Capital Expenditures. Contract for, purchase or make any expenditure or commitments for Capital Expenditures between January 1, 2015 and May 31, 2015 in an aggregate amount for all Borrowers in excess of $350,000.”

2.02 The first sentence of Section 13.1 (Term) of the Term Loan and Security Agreement is hereby amended by deleting the date “September 30, 2015” where it appears and replacing it with “November 30, 2015”.

ARTICLE III

FORBEARANCE AGREEMENT

3.01 As used herein, the terms below will have the following meanings:

“Adverse Action” means the making of any demand or the commencement of any proceeding by any Person (other than the Agent or the Lenders or any of their Affiliates) against any Borrower to assert or enforce any default, claim, cause of action, Lien right or any civil, criminal or other governmental enforcement action, or any such Person shall assert any setoff rights it may have against any Borrower; provided however if Borrowers provide sufficient information acceptable to Agent and Lenders that any such foregoing occurrence is non-material, made in bad faith or without a sufficient basis, then such occurrence shall not constitute an Adverse Action.

“Enforcement Action” means (a) the publication or posting to the public generally of a notice that the Agent intends to conduct a judicial or non-judicial foreclosure with respect to any of the Collateral (such notice being a “Foreclosure Notice”), (b) the commencement or conduct of any judicial or non-judicial foreclosure public or private sale with respect to any of the Collateral, or (c) the exercise of remedial action against any Borrower solely with respect to the Existing Defaults or Possible Financial Defaults. Notwithstanding the foregoing, the following actions or events shall not be, or shall not be deemed to be, Enforcement Actions:

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(a)  Agent or any Lender may contest, protest or object to any foreclosure proceeding or action or any other exercise of any rights and remedies relating to the Collateral brought by any Person other than the Agent and the Lenders;

(b)  Agent or any Lender may file a proof of claim under any judicial or non-judicial proceedings with regard to the Borrowers or the Collateral seeking payment or damages from or other relief by way of specific performance, instructions or otherwise under or with respect to the Term Loan and Security Agreement or any Other Document or otherwise take any action to preserve the enforcement of, or any remedy under, the Term Loan and Security Agreement or any Other Document, including without limitation the taking of any action authorized with respect to the Collateral under applicable bankruptcy laws to prevent use of cash collateral, to obtain relief from stay or to exercise any other rights afforded Agent and Lenders or lenders under any applicable bankruptcy laws;

(c)  Agent or any Lender may seek and obtain relief against any creditor that threatens to take, or has the right to take, any action with regard to the Collateral, by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by Borrowers that the Agent’s and the Lenders’ damages from such actions may at that time be difficult to ascertain and may be irreparable, and Borrowers irrevocably waive any defense that the Agent and the Lenders cannot demonstrate damage and/or might be made whole by the awarding of damages;

(d)  Agent may at any time inspect, and may or may cause Borrowers to preserve and protect the Collateral if the Agent believes that Borrowers are failing to preserve and protect the Collateral as required under the Term Loan and Security Agreement and the Other Documents;

(e)  Agent or any Lender may declare, and deliver to Borrowers one or more notices relating to the declaration of, any Existing Default or Event of Default arising under the Term Loan and Security Agreement during the Forbearance Period; provided that, with respect to any Existing Default or Event of Default arising during the Forbearance Period that is (i) the subject of a notice of default delivered to Borrowers during the Forbearance Period and (ii) subject to an applicable cure period under the Term Loan and Security Agreement, Borrowers acknowledge that the existence of the Forbearance Period will not toll or otherwise extend any cure period applicable to such Event of Default; and

(f)  Agent may prepare and deliver to Borrowers, any other obligor or any other Person any notice, demand or other instruction (excluding a Foreclosure Notice or a demand for default interest under the Term Loan and Security Agreement or the taking of any action that would constitute Enforcement Action) contemplated by the Term Loan and Security Agreement or any Other Documents or applicable law.

“Forbearance Benchmarks” means the required minimum EBITDA and required minimum Fixed Charge Coverage Ratio covenants described in Section 3.02(a) and (b) below.

“Forbearance Period” means the period beginning on March 31, 2015, and ending on the earlier of (A) the occurrence of a Termination Event (defined below) or (B) 5:00 p.m. Houston time on May 31, 2015.

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“Possible Financial Defaults” means Borrowers’ failure to comply with the Fixed Charge Coverage Ratio covenant or minimum EBITDA covenant in Sections 6.5(b) and 6.5(c) of the Term Loan and Security Agreement, for the fiscal quarter ended March 31, 2015, which results in an Event of Default.

“Stephen Cope Notes” means those certain promissory notes dated April 7, 2014 executed by Borrower and made payable to Stephen D. Cope in the original principal amounts of $2,111,951.00 and $408,169.00, together with all renewals, extensions, modifications, amendments, supplements, restatements and replacements of, or substitutions for each promissory note.

“Termination Event” means, without further action, (A) the occurrence of any Event of Default (other than the Existing Defaults and Possible Financial Defaults) after the Fifth Amendment Effective Date under the Term Loan and Security Agreement or any Other Document; (B) any of the representations and warranties of Borrowers or any Guarantor under this Amendment were untrue when made; (C) Borrowers or any Guarantor fail or refuse to comply with any of their covenants or agreements set forth in the Term Loan and Security Agreement (other than the Existing Defaults and Possible Financial Defaults), and such non-compliance is not cured (to the extent such non-compliance is capable of being cured) within two (2) Business Days following receipt of a written notice from the Agent; (D) the occurrence of any Adverse Action; (E) Borrowers or any Guarantor, actively or overtly and/or by written request or permission, take or direct, solicit, encourage or permit any other Person to take any action in contravention or frustration of this Amendment; (F) at any time Borrowers fail to satisfy or comply with any of the Forbearance Benchmarks; or (G) First Lien Agent has ceased to forbear from commencing or participating in any Enforcement Action or the forbearance agreement between Borrowers and First Lien Agent is terminated for any reason.

3.02 Solely during the Forbearance Period, the Agent and the Lenders agree to forbear from commencing any Enforcement Action as a result of any Existing Default or any Possible Financial Defaults, so long as each of the following conditions, obligations and covenants are satisfied:

(a)  Minimum EBITDA. Borrowers shall cause to be maintained minimum EBITDA, measured monthly on a trailing twelve-months basis, of at least the applicable amount required as set forth in the following table; provided that, for purposes of calculating EBITDA, the amount of $2,520,120 paid to Stephen Cope as a one-time severance payment and expensed in April 2014 shall be added back to EBITDA, but any other payments that have been or will be made under the Stephen Cope Notes will not be added back to EBITDA:

Applicable Period	Applicable Amount
For the month ended March 31, 2015 and each month ended thereafter	$5,000,000

(b)  Fixed Charge Coverage Ratio. Borrowers shall cause to be maintained a Fixed Charge Coverage Ratio, measured monthly on a trailing twelve-months basis, of not less than the applicable ratio required as set forth in the following table; provided that, for purposes of calculating the Fixed Charge Coverage Ratio, the amount of $2,520,120 paid to Stephen Cope as a one-time severance payment and expensed in April 2014 shall be added back to EBITDA, but any other payments that have been or will be made under the Stephen Cope Notes will not be added back to EBITDA:

Applicable Period	Ratio
For the month ended March 31, 2015 and each month ended thereafter	1.0 to 1.0

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(c)  Forbearance Compliance Certificate. Borrowers shall furnish Agent and Lenders within thirty (30) days after the end of each month a Forbearance Compliance Certificate, in form and substance reasonably acceptable to Agent and Lenders, certified by the Borrowers.

(d)  Obligation to Immediately Seek Repayment Options. Borrowers covenant and agree that they shall immediately and diligently pursue options that would cause or enable the repayment in full of all Obligations (as defined in the First Lien Loan Agreement), including, without limitation, by pursuing a financing commitment from a third-party financing source. In connection with the foregoing, Borrowers covenant and agree to deliver a weekly written status report, in form and content reasonably satisfactory to Agent, regarding the status of all actions taken in pursuit of such repayment options. Such report shall include, without limitation, (A) the name and contact information of each third-party contacted by Borrowers and their level of interest, (B) copies of all expressions of interest, letters of intent, term sheets, and commitments received by the Borrowers from any third party (subject to customary limitations on disclosure), and (C) the anticipated closing date of any proposed repayment transaction.

3.03 Upon the expiration or termination of the Forbearance Period, for failure to comply with the foregoing conditions, or otherwise, Agent on behalf of Lenders has the right to take any and all remedial actions, including the Enforcement Actions, available to the Agent under the Term Loan and Security Agreement, as amended hereby, any Other Document, at law or in equity with respect to any Existing Default, any Possible Financial Defaults, or any other Event of Default that may occur after the Fifth Amendment Effective Date.

3.04 Notwithstanding Section 3.02 above, the Agent may at any time and from time to time, whether during or after the Forbearance Period, subject to the Intercreditor Agreement, as amended:

(a)  take any action to preserve its rights in Collateral or to preserve the future exercise of any remedies, including but not limited to objecting to or contesting, or supporting any other Person in contesting or objecting to, in any proceeding, the validity, extent, perfection, priority or enforceability of any Lien in the Collateral or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the Liens in the Collateral granted to the Agent and the priority and rights between the Agent and any lenders subordinated to the Agent and Lenders;

(b)  prepare and file UCC-l financing statements, mortgage instruments or other filings or recordings filed or recorded by Agent on behalf of the Lenders;

(c)  take actions to determine the specific items included in the Collateral and the steps taken to perfect its Liens thereon;

(d)  notify any Person of the existence of any Existing Default or other Event of Default and confirm the amount and type of collateral held under any agreement or arrangement or institute any action or proceeding with respect to such rights or remedies, but only to preserve the Agent’s and Lenders’ rights thereunder with respect to any third parties or Borrowers; and

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(e)  take any other actions not constituting Enforcement Actions.

3.05 Borrowers agree that:

(f)  their performance under this Amendment will not constitute (x) any waiver or cure of any Existing Default or any Possible Financial Default, or (y) the cure or forgiveness or repayment in full of the Obligations or in any way relieve them of their respective obligations to pay such Obligations in full;

(g)  upon the termination or expiration of the Forbearance Period for any reason, the Agent may at any time exercise any and all rights and remedies it may have under the Term Loan and Security Agreement, as amended hereby, any Other Document, at law or in equity with respect to any Existing Default, any Possible Financial Default, or any other Event of Default that may occur after the Fifth Amendment Effective Date, all of which rights and remedies being hereby reserved; and

(h)  neither Agent nor any Lender has made any assurances concerning (i) any possibility of an extension of the Forbearance Period, (ii) the manner in which or whether the Existing Defaults may be resolved or (iii) any additional forbearance, waiver, restructuring or other accommodations.

ARTICLE IV

ADDITIONAL COVENANTS

4.01 Cost Reduction Plan. Borrowers shall at all times continue to comply with the provisions of the 2015 cost reduction plan approved by the board of directors of Empeiria (and a copy of which has been delivered to Agent on or prior to the date hereof). Borrowers shall promptly notify Agent of any modifications to such 2015 cost reduction plan which are subsequently approved by the board of directors of Empeiria.

ARTICLE V

effectiveness of amendments AND FORBEARANCE AGREEMENT

5.01 Conditions. This Amendment shall be effective on the Fifth Amendment Effective Date once each of the following has been delivered to Agent or performed to Agent and Lenders’ satisfaction:

(a) this Amendment executed by Borrowers, Agent and Lender;

(b) a fully executed Secretary’s Certificate of Borrowers including incumbency of officers and resolutions of the board of directors approving the terms of this Amendment and the First Lien Forbearance and Amendment (as defined below); and

(c) an executed copy of an amendment to the First Lien Loan Agreement in form and substance satisfactory to Agent and Lender in all respects, and which, among other things, (i) modified the stated maturity date under the First Lien Loan Agreement to no earlier than May 31, 2013, and (ii) provides for the agreement by First Lien Agent and First Lien Lenders to forbear from commencing any Enforcement Action under the First Lien Loan Agreement, or otherwise, through and including May 31, 2015 and pursuant to which First Lien Agent and First Lien lenders are forbearing from commencing or participating in any Enforcement Action, through and including May 31, 2015 (the “First Lien Forbearance and Amendment”).

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ARTICLE VI

RATIFICATIONS, RELEASE, REPRESENTATIONS AND WARRANTIES

6.01 Ratifications; Scope of Agreement. Except as specifically amended by this Amendment, the Term Loan and Security Agreement and Other Documents are unchanged and continue in full force and effect and are valid, binding and enforceable against Borrowers in accordance with their respective terms. Borrowers hereby ratify and affirm their respective obligations under the Term Loan and Security Agreement and Other Documents, as amended herein.

6.02 RELEASE. Borrowers hereby acknowledge as of the date hereof that they have no knowledge of any action, claim, CROSS COMPLAINT, DEFENSE, COUNterCLAIM, OFFSET, demaND, cause of action, judgment, execution, suit, debt, liability, cost, damage, expense or other obligation of any kind or nature whatsoever that can be asserted by them against Agent or any Lender or to reduce or eliminate all or any part of their liability to repay any TERM LOANS under the Term Loan and Security Agreement, as amended hereby, or the other documents or to seek affirmative relief or damages of any kind or nature from Lenders or Agent. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Borrower, for itself and its successors and assigns, fully and without reserve, hereby FOREVER releases, disclaims, and DISCHARGES EACH Agent or any Lender, its respective successors and assigns, and their respective directors, officers, affiliates, attorneys, employees, TRustees, representatives and agents (COLLECTIVELY, THE “RELEASED PARTIES” and INDIVIDUALLY, A “RELEASED PARTY”) FROM any AND all actions, claims, CROSS COMPLAINTS, DEFENSES, COUNTERCLAIMS, OFFSETS, demands, causes of action, judgments, executions, suits, debts, liabilities, costs, damages, expenses or other obligations of any kind and nature whatsoever, known or unknown, direct and/or indirect, at law or in equity, whether now existing or hereafter asserted (INCLUDING, WITHOUT LIMITATION, ANY OFFSETS, REDUCTIONS, REBATEMENT, CLAIMS OF USURY OR CLAIMS WITH RESPECT TO THE NEGLIGENCE OF ANY RELEASED PARTY), whatsoever in each case existing as of the date hereof, or which may hereafter accrue solely to the extent regarding any actions or facts occurring prior to the date hereof.

6.03 Representations and Warranties. Borrowers jointly and severally represent and warrant to Agent and Lenders that (a) they possess all requisite company or corporate power and authority to execute, deliver and comply with the terms of this Amendment, (b) this Amendment has been duly authorized and approved by all requisite company or corporate action on the part of each Borrower, (c) no other consent of any individual or entity (other than Agent and Lender and the First Lien Agent and First Lien Lenders to the extent required by the Intercreditor Agreement) is required for this Amendment to be effective, (d) the execution and delivery of this Amendment does not violate the organizational documents of any Borrower, (e) the representations and warranties in the Term Loan and Security Agreement and each Other Document to which each Borrower is a party are true and correct in all material respects on and as of the date of this Amendment as though made on the date of this Amendment (except to the extent that such representations and warranties speak to a specific date), (f) each Borrower is in compliance with all covenants and agreements contained in the Term Loan and Security Agreement and each Other Document to which it is a party (except for the Existing Defaults), and (g) no Default or Event of Default has occurred and is continuing (except for the Existing Defaults). The representations and warranties made in this Amendment shall survive the execution and delivery of this Amendment. No investigation by Agent or any Lender is required for Agent or any Lender to rely on the representations and warranties in this Amendment.

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ARTICLE VII

CONSENT BY AGENT AND LENDERS

7.01 Consent to First Lien Forbearance and Amendment. Agent and Lenders hereby consent to the execution and delivery of the First Lien Forbearance and Amendment in the final form provided to Agent on the date hereof.

ARTICLE VIII

Miscellaneous

8.01 No Waiver of Defaults. Except as expressly set forth herein, this Amendment does not constitute (i) a waiver of, or a consent to, (A) any provision of any Term Loan and Security Agreement or any Other Document not expressly referred to in this Amendment, or (B) any present or future violation of, or default under, any provision of the Term Loan and Security Agreement or Other Documents, or (ii) a waiver of Agent or each Lender’s right to insist upon future compliance with each term, covenant, condition and provision of the Term Loan and Security Agreement or Other Documents.

8.02 Form. Each agreement, document, instrument or other writing to be furnished to Agent under any provision of this Amendment must be in form and in substance satisfactory to Agent.

8.03 Headings. The headings and captions used in this Amendment are for convenience only and will not be deemed to limit, amplify or modify the terms of this Amendment, the Term Loan and Security Agreement, or the Other Documents.

8.04 Costs, Expenses and Attorneys’ Fees. Borrowers jointly and severally agree to pay or reimburse Agent and Lender on demand for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, and execution of this Amendment and other documents executed in connection therewith, including, without limitation, the reasonable fees and disbursements of Agent and Lender’s counsel.

8.05 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each of the undersigned and their respective successors, assigns, heirs and legal representatives, as applicable.

8.06 Multiple Counterparts. This Amendment may be executed in any number of counterparts with the same effect as if all signatories had signed the same document. All counterparts must be construed together to constitute one and the same instrument. This Amendment may be transmitted and signed by facsimile, portable document format (PDF), and other electronic means. The effectiveness of any such documents and signatures shall, subject to applicable law, have the same force and effect as manually-signed originals and shall be binding on Borrowers, Agent and Lender.

8.06 Governing Law. This Amendment must be construed, and its performance enforced, under Texas law.

8.07 Entirety. This Amendment, the Term Loan and Security Agreement and the Other Documents (as amended hereby) represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements by the Parties. There are no unwritten oral agreements among the Parties.

[Signatures are on the following pages.]

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IN WITNESS WHEREOF, this Amendment is executed by each of the undersigned as of the date first written above.

BORROWERS:

INTEGRATED DRILLING EQUIPMENT, LLC

By:	/s/ Norman Michael Dion
Name:	Norman Michael Dion
Title:	Chief Financial Officer

INTEGRATED DRILLING EQUIPMENT COMPANY HOLDINGS, LLC

By:	/s/ Norman Michael Dion
Name:	Norman Michael Dion
Title:	Chief Financial Officer

Integrated Drilling Equipment Holdings Corp., formerly known as Empeiria Acquisition Corp.

By:	/s/ Norman Michael Dion
Name:	Norman Michael Dion
Title:	Chief Financial Officer

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AGENT AND LENDER:

ELM PARK CAPITAL MANAGEMENT, LLC as Agent

By:	/s/ Mark Schachter
Name:	Mark Schacter
Title:	Authorized Signatory

ELM PARK CREDIT OPPORTUNITIES FUND, L.P., as a Lender

By:	/s/ Mark Schachter
Name:	Mark Schacter
Title:	Authorized Signatory

ELM PARK CREDIT OPPORTUNITIES FUND (CANADA), L.P., as a Lender

By:	/s/ Charles Winograd
Name:	Charles Winograd
Title:	Senior Managing Partner

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